EXHIBIT 21

SUBSIDIARIES OF MERIT MEDICAL SYSTEMS, INC.

Subsidiary Name	Jurisdiction of Incorporation/Organization
BioSphere Medical Japan, Inc.	Delaware
BioSphere Medical SA	France
BioSphere Medical, Inc.	Delaware
BSMD Ventures, Inc.	Delaware
LLC Merit Technologies	Russia
Merit Holdings, Inc.	Utah
Merit Maquiladora México, S. DE R.L. DE C.V.	Mexico
Merit Medical (NRI) Ireland Limited	Ireland
Merit Medical Asia Company Limited	Hong Kong
Merit Medical Australia Pty Ltd.	Australia
Merit Medical Austria GmbH	Austria
Merit Medical Beijing Co. Ltd.	China
Merit Medical Belgium B.V.B.A.	Belgium
Merit Medical Canada Ltd.	Canada
Merit Medical Coatings B.V.	Netherlands
Merit Medical Comercialização, Distribuição, Importação e Exportação de Produtos Hospitalares LTDA.	Brazil
Merit Medical Denmark A/S	Denmark
Merit Medical Finland Ltd.	Finland
Merit Medical France SAS	France
Merit Medical GmbH	Germany
Merit Medical Ireland, Ltd.	Ireland
Merit Medical Italy S.R.L.	Italy
Merit Medical Japan KK	Japan
Merit Medical Korea Co., Ltd.	South Korea
Merit Medical Malaysia Sdn. Bhd	Malaysia
Merit Medical ME FZ-LLC	United Arab Emirates
Merit Medical Nederland B.V.	Netherlands
Merit Medical Norway AS	Norway
Merit Medical Portugal, S.A.	Portugal
Merit Medical Spain S.L.Unipersonal	Spain
Merit Medical Switzerland AG	Switzerland
Merit Medical System’s NRI Limited	Ireland
Merit Medical Systems AB	Sweden
Merit Medical Systems India Private Limited	India
Merit Medical Turkey Týbbi Ürünler Ticaret Anonim Þirketi	Turkey
Merit Medical UK Limited	United Kingdom
Merit Mexico Sales, S. de R.L. de C.V.	Mexico
Merit Sensor Systems, Inc.	Utah
Merit Services, Inc.	Utah
Thomas Medical Products, Inc.	Pennsylvania